Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated December 4, 2014 to the Prospectus dated June 27, 2014, the Prospectus Supplement dated June 27, 2014 and the Product Supplement dated November 12, 2014
US$2,467,000
Senior Medium-Term Notes, Series C
Bullish Enhanced Return Notes due December 9, 2019
Linked to a Basket of 15 Equity Securities

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The notes are designed for investors who seek a 142.50% leveraged positive return based on any appreciation in the value of an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of 15 publicly traded companies that are not affiliated with us, as listed on page P-2 below.  Investors should be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases from its value on the pricing date.

•	Investors in the notes may lose up to 100% of their principal amount at maturity.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The notes will not be listed on any securities exchange.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The offering priced on December 4, 2014, and the notes will settle through the facilities of The Depository Trust Company on December 9, 2014.

•	The notes are scheduled to mature on December 9, 2019.

•	The CUSIP number of the notes is 06366RYD1.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, the estimated initial value of the notes is $967.80 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

Per Note	US$1,000	US$0	US$1,000

Total	US$2,467,000	US$0	US$2,467,000

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:
An equally weighted basket consisting of the equity securities of 15 publicly traded companies.  The 15 Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

Payment at Maturity:	If the Percentage Change is positive, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is zero or negative, then the amount that the investors will receive at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

Upside Leverage Factor:	142.50%

Initial Level:	100

Final Level:	Initial Level x (1 + Percentage Change)

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:
With respect to each Basket Component, its closing price on the pricing date, as set forth in the table below.  The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

The Basket:	Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
	Chicago Bridge & Iron Company N.V.	CBI	1/15	$46.07
	Cummins Inc.	CMI	1/15	$149.96
	Calpine Corporation	CPN	1/15	$22.01
	Covanta Holding Corporation	CVA	1/15	$23.93
	DCP Midstream Partners, LP	DPM	1/15	$47.18
	Enterprise Products Partners L.P.	EPD	1/15	$38.14
	First Solar, Inc.	FSLR	1/15	$46.72
	Magellan Midstream Partners, L.P.	MMP	1/15	$82.54
	Navistar International Corporation	NAV	1/15	$37.76
	NextEra Energy, Inc.	NEE	1/15	$103.49
	SolarCity Corporation	SCTY	1/15	$52.365
	SunPower Corporation	SPWR	1/15	$25.97
	Trinity Industries, Inc.	TRN	1/15	$31.61
	Tesla Motors, Inc.	TSLA	1/15	$228.28
	Union Pacific Corporation	UNP	1/15	$119.76

Pricing Date:	December 4, 2014

Settlement Date:	December 9, 2014

Valuation Date:	December 4, 2019

Maturity Date:	December 9, 2019

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated November 12, 2014, the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated November 12, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000121465914007554/f1111140424b5.htm

•	Prospectus supplement dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm

•	Prospectus dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level.  You will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Initial Level. Accordingly, you could lose up to 100% of the principal amount of the notes.

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Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. —  The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

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Owning the notes is not the same as owning the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

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You will not have any rights to the Basket Components.  — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Hedging and trading activities.  — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling the Basket Components, or futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We or our affiliates may also engage in trading relating to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the Basket. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of one or more of the Basket Components.  One or more of our affiliates have published, and in the future may publish, research reports that express views on one or more of the Basket Components.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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The notes are subject to risks associated with certain Basket Components with limited trading history. — The common stock of SolarCity Corporation has been publicly traded only since December 13, 2012, and the common stock of Tesla Motors, Inc. has been publicly traded only since June 29, 2010.  Accordingly, there is only a limited trading history available for these Basket Components, upon which you can evaluate their prior performance.

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Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on the Initial Level of 100 and the Upside Leverage Factor of 142.50%.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Payment at Maturity	Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$500.00	-50.00%
60.00	-40.00%	$600.00	-40.00%
70.00	-30.00%	$700.00	-30.00%
80.00	-20.00%	$800.00	-20.00%
90.00	-10.00%	$900.00	-10.00%
100.00	0.00%	$1,000.00	0.00%
110.00	10.00%	$1,142.50	14.25%
120.00	20.00%	$1,285.00	28.50%
130.00	30.00%	$1,427.50	42.75%
140.00	40.00%	$1,570.00	57.00%
150.00	50.00%	$1,712.50	71.25%
200.00	100.00%	$2,425.00	142.50%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative, the investor receives a payment at maturity of $500 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -50%) = $500

Example 2: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $110.00, representing a Percentage Change of 10%.  Because the Percentage Change is positive, the investor receives a payment at maturity of $1,142.50 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (10% x 142.50%)] = $1,142.50

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at the purchase price set forth on the cover page of this pricing supplement, and will not receive a commission in connection with such sales.  BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at a price equal to 100% of the principal amount.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors.  As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions at that time.

The Basket Components

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by the issuers of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component.  We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component.  Neither we nor any of our affiliates has made any independent investigation as to whether such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those companies makes any representation as to the future performance of any Basket Component or the Basket.

Chicago Bridge & Iron Company N.V.

Chicago Bridge & Iron Company N.V. provides design, engineering, construction, fabrication, maintenance and environmental services. The company builds and repairs bulk liquid terminals, storage tanks, process vessels, and low temperature and cryogenic storage facilities. It offers its services worldwide to the oil and gas, infrastructure, wastewater and power industries. The company was organized in the Netherlands, and its common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “CBI.”

Historical Information of the Common Stock of Chicago Bridge & Iron Company N.V.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	13.36	4.87
	Second Quarter	13.58	6.45
	Third Quarter	18.68	9.22
	Fourth Quarter	20.88	17.32

2010	First Quarter	24.92	20.04
	Second Quarter	25.59	16.94
	Third Quarter	24.45	18.18
	Fourth Quarter	33.20	23.78

2011	First Quarter	40.97	31.95
	Second Quarter	42.10	33.26
	Third Quarter	44.51	28.29
	Fourth Quarter	41.35	26.68

2012	First Quarter	47.40	38.30
	Second Quarter	45.50	33.47
	Third Quarter	41.36	34.94
	Fourth Quarter	45.78	36.82

2013	First Quarter	62.10	46.55
	Second Quarter	63.74	50.92
	Third Quarter	67.77	58.93
	Fourth Quarter	82.03	68.01

2014	First Quarter	87.15	73.23
	Second Quarter	87.65	65.51
	Third Quarter	69.92	57.85
	Fourth Quarter (through December 4, 2014)	57.09	45.96

Cummins Inc.

Cummins Inc. designs, manufactures and distributes diesel and natural gas engines. The company also manufactures electric power generation systems and engine-related component products, including filtration and exhaust aftertreatment, fuel systems, controls, and air handling systems. Its common stock is traded on the NYSE under the symbol “CMI.”

Historical Information of the Common Stock of Cummins Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	31.61	18.45
	Second Quarter	36.45	26.35
	Third Quarter	48.49	32.08
	Fourth Quarter	50.55	42.54

2010	First Quarter	63.08	45.16
	Second Quarter	75.79	62.34
	Third Quarter	91.30	63.57
	Fourth Quarter	111.25	88.10

2011	First Quarter	113.85	97.55
	Second Quarter	120.18	92.44
	Third Quarter	110.82	79.91
	Fourth Quarter	103.39	81.01

2012	First Quarter	128.00	91.05
	Second Quarter	121.71	89.65
	Third Quarter	103.19	83.53
	Fourth Quarter	108.67	86.49

2013	First Quarter	120.38	110.59
	Second Quarter	119.63	103.66
	Third Quarter	135.25	108.90
	Fourth Quarter	139.93	125.44

2014	First Quarter	148.99	123.70
	Second Quarter	160.55	141.76
	Third Quarter	157.75	131.98
	Fourth Quarter (through December 4, 2014)	150.60	124.95

Calpine Corporation

Calpine Corporation acquires, develops, owns and operates power generation facilities, and sells electricity in the United States. The company also provides thermal energy for industrial customers. Its common stock is traded on the NYSE under the symbol “CPN.”

Historical Information of the Common Stock of Calpine Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	9.06	4.78
	Second Quarter	14.68	7.12
	Third Quarter	13.64	10.20
	Fourth Quarter	12.08	10.31

2010	First Quarter	12.18	10.80
	Second Quarter	14.02	11.74
	Third Quarter	13.95	12.30
	Fourth Quarter	13.71	12.10

2011	First Quarter	16.08	13.69
	Second Quarter	16.75	15.04
	Third Quarter	16.88	12.93
	Fourth Quarter	16.54	13.37

2012	First Quarter	17.58	14.51
	Second Quarter	18.90	15.97
	Third Quarter	18.53	16.50
	Fourth Quarter	18.60	16.58

2013	First Quarter	20.60	18.05
	Second Quarter	22.01	19.68
	Third Quarter	21.91	18.69
	Fourth Quarter	20.92	18.88

2014	First Quarter	20.91	18.53
	Second Quarter	24.21	20.58
	Third Quarter	24.03	21.37
	Fourth Quarter (through December 4, 2014)	24.29	19.96

Covanta Holding Corporation

Covanta Holding Corporation conducts operations in waste disposal, energy services, and specialty insurance. The company also owns and operates waste-to-energy and power generation projects. Its waste-to-energy facilities convert municipal solid waste into renewable energy for communities primarily in the United States. Its common stock is traded on the NYSE under the symbol “CVA.”

Historical Information of the Common Stock of Covanta Holding Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	22.68	12.92
	Second Quarter	17.16	13.10
	Third Quarter	18.86	16.36
	Fourth Quarter	18.45	16.67

2010	First Quarter	19.54	16.49
	Second Quarter	18.62	14.47
	Third Quarter	16.79	14.30
	Fourth Quarter	17.59	15.47

2011	First Quarter	17.54	16.54
	Second Quarter	17.59	16.07
	Third Quarter	17.59	13.58
	Fourth Quarter	15.49	13.02

2012	First Quarter	16.69	13.49
	Second Quarter	17.15	15.42
	Third Quarter	17.87	16.28
	Fourth Quarter	18.96	16.97

2013	First Quarter	20.15	18.55
	Second Quarter	20.77	19.20
	Third Quarter	21.79	19.97
	Fourth Quarter	21.63	17.16

2014	First Quarter	18.65	16.48
	Second Quarter	20.61	17.52
	Third Quarter	21.56	20.39
	Fourth Quarter (through December 4, 2014)	25.10	20.83

DCP Midstream Partners, LP

DCP Midstream Partners, LP is a master limited partnership that provides processing, transportation, fractionation and storage services to producers and consumers of natural gas and natural gas liquids. It operates in three business segments: natural gas services, natural gas liquids logistics and wholesale propane logistics. Its common units representing limited partnership units are traded on the NYSE under the symbol “DPM.”

Historical Information of the Common Stock of DCP Midstream Partners, LP

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	14.26	8.83
	Second Quarter	21.65	14.20
	Third Quarter	25.44	20.72
	Fourth Quarter	29.57	24.36

2010	First Quarter	33.61	28.45
	Second Quarter	33.94	27.49
	Third Quarter	36.27	31.69
	Fourth Quarter	37.40	33.81

2011	First Quarter	42.58	37.41
	Second Quarter	44.55	37.91
	Third Quarter	42.00	35.11
	Fourth Quarter	47.55	37.46

2012	First Quarter	49.28	44.90
	Second Quarter	46.24	36.75
	Third Quarter	46.44	40.86
	Fourth Quarter	46.94	38.60

2013	First Quarter	46.61	40.63
	Second Quarter	54.10	45.93
	Third Quarter	58.19	46.18
	Fourth Quarter	49.99	46.23

2014	First Quarter	50.66	48.09
	Second Quarter	57.36	50.84
	Third Quarter	57.56	51.86
	Fourth Quarter (through December 4, 2014)	55.83	45.34

Enterprise Products Partners L.P.

Enterprise Products Partners L.P. provides processing and transportation services to producers and consumers of natural gas liquids. The company generally processes products that are ultimately used as feedstocks in petrochemical manufacturing, in the production of motor gasoline, and as fuel for residential and commercial heating. Its common units are traded on the NYSE under the symbol “EPD.”

Historical Information of the Common Stock of Enterprise Products Partners L.P.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	11.70	8.98
	Second Quarter	13.22	10.65
	Third Quarter	14.66	12.43
	Fourth Quarter	16.08	13.90

2010	First Quarter	17.29	15.17
	Second Quarter	18.33	15.84
	Third Quarter	19.84	17.38
	Fourth Quarter	22.15	19.92

2011	First Quarter	22.00	19.76
	Second Quarter	21.91	19.80
	Third Quarter	21.86	18.75
	Fourth Quarter	23.21	19.99

2012	First Quarter	26.23	23.29
	Second Quarter	26.34	23.12
	Third Quarter	27.35	25.70
	Fourth Quarter	27.44	24.41

2013	First Quarter	30.15	25.93
	Second Quarter	31.55	29.00
	Third Quarter	32.47	28.95
	Fourth Quarter	32.98	29.64

2014	First Quarter	34.68	31.84
	Second Quarter	39.15	35.00
	Third Quarter	41.11	36.65
	Fourth Quarter (through December 4, 2014)	39.62	34.05

First Solar, Inc.

First Solar, Inc. designs and manufactures solar modules. The company uses a thin film semiconductor technology to manufacture electricity-producing solar modules. Its common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “FSLR.”

Historical Information of the Common Stock of First Solar, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	162.54	103.97
	Second Quarter	202.40	133.12
	Third Quarter	173.55	114.98
	Fourth Quarter	160.00	115.37

2010	First Quarter	140.48	102.97
	Second Quarter	150.87	103.07
	Third Quarter	149.27	117.45
	Fourth Quarter	151.15	122.35

2011	First Quarter	170.80	131.12
	Second Quarter	160.40	114.06
	Third Quarter	133.06	63.21
	Fourth Quarter	64.73	30.50

2012	First Quarter	49.03	25.05
	Second Quarter	24.53	11.77
	Third Quarter	25.70	14.00
	Fourth Quarter	33.03	20.07

2013	First Quarter	36.13	24.70
	Second Quarter	56.40	26.10
	Third Quarter	50.27	36.47
	Fourth Quarter	64.28	41.60

2014	First Quarter	73.87	47.73
	Second Quarter	73.34	58.63
	Third Quarter	72.78	61.45
	Fourth Quarter (through December 4, 2014)	64.10	45.76

Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is primarily involved in the storage, transportation and distribution of refined petroleum products and ammonia. The company’s asset portfolio includes a pipe line system serving the mid-continent region of the United States, petroleum products marine terminal facilities, petroleum products terminals, and an ammonia pipeline system. Its common units representing limited partnership interests are traded on the NYSE under the symbol “MMP.”

Historical Information of the Common Stock of Magellan Midstream Partners, L.P.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	17.75	12.90
	Second Quarter	18.26	14.81
	Third Quarter	19.63	17.30
	Fourth Quarter	21.67	18.45

2010	First Quarter	23.77	20.52
	Second Quarter	24.17	20.75
	Third Quarter	25.73	23.19
	Fourth Quarter	28.60	25.94

2011	First Quarter	30.22	27.26
	Second Quarter	30.88	28.29
	Third Quarter	30.72	26.59
	Fourth Quarter	34.49	29.97

2012	First Quarter	36.69	32.51
	Second Quarter	36.14	33.58
	Third Quarter	44.19	35.41
	Fourth Quarter	45.34	39.87

2013	First Quarter	53.43	45.11
	Second Quarter	55.11	50.61
	Third Quarter	56.81	52.41
	Fourth Quarter	62.90	55.85

2014	First Quarter	70.78	60.52
	Second Quarter	84.04	70.77
	Third Quarter	86.19	79.08
	Fourth Quarter (through December 4, 2014)	89.12	71.04

Navistar International Corporation

Navistar International Corporation manufactures and markets medium and heavy trucks, school buses, mid-range diesel engines, and service parts. The company also provides financial services to its dealers and customers. Its common stock is traded on the NYSE under the symbol “NAV.”

Historical Information of the Common Stock of Navistar International Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	34.56	22.92
	Second Quarter	47.03	29.21
	Third Quarter	47.27	37.30
	Fourth Quarter	40.62	32.18

2010	First Quarter	44.73	36.75
	Second Quarter	56.89	44.99
	Third Quarter	54.70	41.27
	Fourth Quarter	59.48	42.80

2011	First Quarter	69.69	56.49
	Second Quarter	70.17	52.41
	Third Quarter	58.35	32.12
	Fourth Quarter	44.08	30.68

2012	First Quarter	47.42	38.08
	Second Quarter	40.63	24.11
	Third Quarter	29.04	19.99
	Fourth Quarter	22.85	18.51

2013	First Quarter	36.93	21.97
	Second Quarter	38.25	26.57
	Third Quarter	39.71	27.47
	Fourth Quarter	40.90	34.62

2014	First Quarter	38.78	29.49
	Second Quarter	38.35	31.93
	Third Quarter	39.83	32.91
	Fourth Quarter (through December 4, 2014)	37.76	29.91

NextEra Energy, Inc.

NextEra Energy, Inc. provides sustainable energy generation and distribution services. The company operates in wind and solar energy production. Through its subsidiaries, it also operates multiple commercial nuclear power units. Its common stock is traded on the NYSE under the symbol “NEE.”

Historical Information of the Common Stock of NextEra Energy, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	52.95	41.78
	Second Quarter	58.20	50.20
	Third Quarter	60.05	53.42
	Fourth Quarter	56.25	49.04

2010	First Quarter	53.25	45.57
	Second Quarter	52.87	48.37
	Third Quarter	55.45	48.95
	Fourth Quarter	56.03	50.62

2011	First Quarter	55.77	52.11
	Second Quarter	58.88	54.89
	Third Quarter	58.18	50.17
	Fourth Quarter	61.08	52.38

2012	First Quarter	61.08	58.79
	Second Quarter	68.81	61.83
	Third Quarter	71.42	67.11
	Fourth Quarter	72.05	66.49

2013	First Quarter	77.68	70.52
	Second Quarter	82.03	75.62
	Third Quarter	88.29	79.00
	Fourth Quarter	89.06	79.35

2014	First Quarter	95.62	84.25
	Second Quarter	102.48	93.90
	Third Quarter	101.45	92.35
	Fourth Quarter (through December 4, 2014)	105.61	91.82

SolarCity Corporation

SolarCity Corporation offers solar power energy services. The company provides design, financing, installation, monitoring, and energy efficiency services. It serves homeowners, businesses, schools, non-profits, and government organizations in the United States. Its common stock is traded on the NASDAQ under the symbol “SCTY.”

Historical Information of the Common Stock of SolarCity Corporation

The following table sets forth the high and low closing prices of this Basket Component from December 13, 2012, the date when this Basket Component began trading, through December 4, 2014.

		High ($)	Low ($)
2012	Fourth Quarter (from December 13, 2012)	12.33	8.00

2013	First Quarter	19.27	12.33
	Second Quarter	51.60	18.23
	Third Quarter	45.15	28.63
	Fourth Quarter	62.77	35.50

2014	First Quarter	86.14	59.27
	Second Quarter	70.87	47.71
	Third Quarter	75.63	59.60
	Fourth Quarter (through December 4, 2014)	59.18	48.35

SunPower Corporation

SunPower Corporation is an integrated solar products and services company that designs, manufactures and markets high-performance solar electric power technologies. Its common stock is traded on the NASDAQ under the symbol “SPWR.”

Historical Information of the Common Stock of SunPower Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	45.15	20.91
	Second Quarter	32.34	22.61
	Third Quarter	33.45	22.35
	Fourth Quarter	33.70	20.05

2010	First Quarter	25.85	18.02
	Second Quarter	19.29	10.73
	Third Quarter	14.49	10.03
	Fourth Quarter	14.52	11.65

2011	First Quarter	18.34	13.06
	Second Quarter	21.69	15.26
	Third Quarter	22.74	8.09
	Fourth Quarter	10.62	5.13

2012	First Quarter	8.61	6.38
	Second Quarter	6.25	4.62
	Third Quarter	5.30	3.77
	Fourth Quarter	5.80	3.99

2013	First Quarter	13.39	6.13
	Second Quarter	22.70	9.41
	Third Quarter	28.10	20.58
	Fourth Quarter	34.39	26.74

2014	First Quarter	35.90	29.14
	Second Quarter	41.06	26.53
	Third Quarter	40.50	32.92
	Fourth Quarter (through December 4, 2014)	33.51	25.80

Trinity Industries, Inc.

Trinity Industries, Inc. manufactures transportation, construction, and industrial products. Its products include tank and freight railcars, inland hopper and tank barges, highway guardrail and safety products, ready-mix concrete, and other products. The company also leases railcars and other products. Its common stock is traded on the NYSE under the symbol “TRN.”

Historical Information of the Common Stock of Trinity Industries, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	8.95	3.24
	Second Quarter	8.48	4.79
	Third Quarter	9.54	6.01
	Fourth Quarter	9.73	8.18

2010	First Quarter	10.29	7.61
	Second Quarter	13.23	8.86
	Third Quarter	11.14	8.23
	Fourth Quarter	13.34	11.01

2011	First Quarter	18.34	13.16
	Second Quarter	18.88	15.27
	Third Quarter	18.63	10.53
	Fourth Quarter	15.31	9.97

2012	First Quarter	17.97	14.85
	Second Quarter	16.74	11.40
	Third Quarter	16.78	10.93
	Fourth Quarter	18.03	14.51

2013	First Quarter	22.70	18.10
	Second Quarter	22.31	17.65
	Third Quarter	23.09	17.88
	Fourth Quarter	28.33	21.79

2014	First Quarter	37.32	27.08
	Second Quarter	43.74	33.82
	Third Quarter	50.30	41.56
	Fourth Quarter (through December 4, 2014)	43.12	30.48

Tesla Motors, Inc.

Tesla Motors, Inc. designs, manufactures and sells electric vehicles and electric vehicle powertrain components. The company owns its sales and service network and sells electric powertrain components to other automobile manufacturers. Its common stock is traded on the NASDAQ under the symbol “TSLA.”

Historical Information of the Common Stock of Tesla Motors, Inc.

The following table sets forth the high and low closing prices of this Basket Component from June 29, 2010, the date when this Basket Component began trading, through December 4, 2014.

		High ($)	Low ($)
2010	Second Quarter (from June 29, 2010)	23.89	17.00
	Third Quarter	21.98	15.80
	Fourth Quarter	35.47	20.05

2011	First Quarter	28.45	21.83
	Second Quarter	30.14	24.65
	Third Quarter	29.73	21.95
	Fourth Quarter	34.94	23.66

2012	First Quarter	37.94	22.79
	Second Quarter	38.01	27.56
	Third Quarter	35.96	26.10
	Fourth Quarter	35.28	27.33

2013	First Quarter	39.48	32.91
	Second Quarter	110.33	40.50
	Third Quarter	193.37	109.05
	Fourth Quarter	193.00	120.50

2014	First Quarter	254.84	139.34
	Second Quarter	240.06	178.59
	Third Quarter	286.04	215.40
	Fourth Quarter (through December 4, 2014)	260.62	221.67

Union Pacific Corporation

Union Pacific Corporation is a rail transportation company. Its railroad hauls a variety of goods, including agricultural, automotive, and chemical products. The company offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways, as well as connects with Canada’s rail systems and serves the major gateways to Mexico. Its common stock is traded on the NYSE under the symbol “UNP.”

Historical Information of the Common Stock of Union Pacific Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through December 4, 2014.

		High ($)	Low ($)
2009	First Quarter	27.01	16.81
	Second Quarter	27.18	20.80
	Third Quarter	31.81	24.45
	Fourth Quarter	33.12	27.53

2010	First Quarter	37.00	30.25
	Second Quarter	38.83	33.97
	Third Quarter	41.15	33.72
	Fourth Quarter	47.28	40.02

2011	First Quarter	49.51	45.74
	Second Quarter	52.49	47.68
	Third Quarter	53.38	40.84
	Fourth Quarter	52.97	39.92

2012	First Quarter	58.06	53.40
	Second Quarter	59.66	52.49
	Third Quarter	64.22	58.15
	Fourth Quarter	63.58	58.73

2013	First Quarter	71.21	64.23
	Second Quarter	79.96	67.88
	Third Quarter	81.69	76.77
	Fourth Quarter	83.21	75.29

2014	First Quarter	94.70	82.58
	Second Quarter	102.42	90.54
	Third Quarter	109.58	97.48
	Fourth Quarter (through December 4, 2014)	123.31	98.08

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 2, 2014, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on July 3, 2014.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 2, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed on July 3, 2014.